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                                                                EXHIBIT 99.1


DOUBLECLICK INC. ACQUIRES MAJORITY OF STOCK OF FLASHBASE, INC.; ACQUISITION WILL ALLOW DOUBLECLICK TO OFFER ITS CLIENTS AN AUTOMATED SWEEPSTAKES SOLUTION

NEW YORK--(BUSINESS WIRE)--May 31, 2000--DoubleClick Inc. (Nasdaq: DCLK), the industry's leading global Internet advertising solutions company, today announced it has acquired approximately 60% of the stock of Flashbase, Inc., a New York-based company that offers a completely automated solution for the design and management of online sweepstakes.

DoubleClick has agreed to acquire the remaining shares in mid-June. Financial terms of the deal were not disclosed.

Flashbase's innovative sweepstakes service helps businesses acquire new customers by providing marketing professionals with online tools to design and manage customized sweepstakes. The results of the sweepstakes are available to marketers in real-time. In addition, integrated direct marketing tools allow clients to launch targeted, permission-based email campaigns to entrants and track the response rates. Current Flashbase clients include Intuit, WatchWorld International, eGroups, Saleoutlet.com and eArtgroup.com.

"Promotions such as customized sweepstakes will be a very important area for DoubleClick moving forward," said Kevin O'Connor, Chairman and CEO, DoubleClick. "As a result of this transaction we will now have the ability to offer our clients an established automated sweepstakes solution coupled with a wide variety of targeted advertising solutions."

DoubleClick plans to offer this customized sweepstakes solution immediately to its clients at http://sweepstakes.doubleclick.net. Advertisers will now have the ability to deliver their targeted sweepstakes through the DART (Dynamic Advertising Reporting and Targeting) ad servicing technology. In addition, DoubleClick will be bundling this sweepstakes service into its media packages.

To launch a sweepstakes, customers create a DoubleClick Sweepstakes account and provide information about their campaign. DoubleClick then generates official rules, a prize schedule, an entry form, and a thank-you page. Using the automated design tool, users can completely customize and launch a sweepstakes in minutes.

"We are excited to become part of the DoubleClick family," said Andrew Erlichson, President & CEO, Flashbase. "DoubleClick will provide the media and technology distribution engine to accelerate the adoption of Flashbase's sweepstakes and direct marketing products."

In a recent Jupiter Communications survey of online customer acquisition methods, 76% of sites surveyed ran a sweepstakes in the previous six months. In 1999, email marketing expenditures alone reached $898 million. Forrester Research, eMarketer and other sources all project this market size to exceed $4.6 billion by 2003.

To kick-off DoubleClick Sweepstakes, the company is sponsoring a sweepstakes at http://www.fireprize.net/sweep/doubleclick and is inviting the advertising industry to try this new solution as well as enter for a chance to win a weekend for two in one of DoubleClick's domestic cities.(a)




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About Flashbase

Flashbase is a turnkey solution for the design and management of online sweepstakes. Founded in 1998 by Andrew Erlichson and Mark Heinrich, a Cornell University professor, Flashbase is a private company located in New York City. The company received initial funding from Dawntreader LP.

About DoubleClick Inc.

DoubleClick Inc. (www.doubleclick.net) is a leading provider of comprehensive global Internet advertising solutions for marketers and Web publishers. Combining technology, media and data expertise, DoubleClick centralizes planning, execution, control, tracking and reporting for online media campaigns. DoubleClick Inc. has Global headquarters in New York City and maintains over 30 offices around the world.

(a) There is no purchase necessary to enter this sweepstakes. To enter, please complete the online entry form at http://www.fireprize.net/sweep/doubleclick. The sweepstakes begins on May 31, 2000 at 12:01 a.m. and ends on June 21, 2000 at 11:59 p.m. U.S. residents only. Void where prohibited. Odds of winning are dependent upon the number of entries received. For a copy of the official rules, please visit

http://www.fireprize.com/rules/doubleclick. This sweepstakes is sponsored by DoubleClick Inc. 450 W. 33rd Street, New York, NY 10001.

This news release contains statements of a forward-looking nature relating to the future events or the future financial results of DoubleClick.
Investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, investors should specifically consider the various factors which could cause actual events or results to differ materially from those indicated from such forward-looking statements, including matters set forth in DoubleClick's reports and documents filed from time to time with the Securities and Exchange Commission.

CONTACT: DoubleClick Inc.

    Jennifer Blum (press)
    Corporate Communications
    212/381-5705
    jblum@doubleclick.net
    or
    DoubleClick Inc.
    Ilona Nemeth (investors)
    Investor Relations
    212/381-5744
    inemeth@doubleclick.net


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